                                                                     EXHIBIT 2.3


                               SUPPORT AGREEMENT


       MEMORANDUM OF AGREEMENT made as of the 18th day of December, 1997,


BETWEEN:


                 PIONEER NATURAL RESOURCES COMPANY, a corporation incorporated under the laws of the State of Delaware and having its head and principal office at Irving, Texas (hereinafter referred to as "US Co")

                                                              OF THE FIRST PART,

                                    - and -


                 PIONEER NATURAL RESOURCES (CANADA) LTD., a corporation continued under the laws of the Province of Alberta and having its head and principal office at Calgary, Alberta (hereinafter referred to as "US Co Sub")

                                                             OF THE SECOND PART.


         WHEREAS pursuant to a combination agreement dated as of September 3, 1997, by and between US Co and Chauvco Resources Ltd. ("Chauvco") (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), US Co and US Co Sub would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit B to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

         AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated December 18, 1997 filed pursuant to the Business Corporations Act (Alberta) certain of the issued and outstanding common shares of Chauvco ("Chauvco Common Shares") were exchanged for, among other things, issued and outstanding Exchangeable Shares of US Co Sub (the "Exchangeable Shares");

         AND WHEREAS the Articles of US Co Sub set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

         AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby US Co will take certain actions and make certain payments and deliveries necessary to ensure that US Co Sub will be able to make certain payments and to deliver or cause
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                                     - 2 -


to be delivered shares of US Co Common Stock in satisfaction of the obligations of US Co Sub under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;

         NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.       DEFINITIONS AND INTERPRETATION


         (a) Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

         (b) Interpretation Not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         (c) Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

         (d) Date for any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2.       COVENANTS OF US CO AND US CO SUB


         (a) Covenants of US Co Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding, US Co will:

                 (i) not declare or pay any dividend on US Co Common Stock unless (A) US Co Sub will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (B) US Co Sub shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

                 (ii) advise US Co Sub sufficiently in advance of the declaration by US Co of any dividend on US Co Common Stock and take all such other actions as are necessary, in cooperation with US Co Sub, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on US Co Common Stock and such dividend on the Exchangeable Shares shall correspond with any
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                                     - 3 -


                          requirement of the principal stock exchange on which the Exchangeable Shares are listed;

                 (iii) ensure that the record date for any dividend declared on US Co Common Stock is not less than 10 calendar days after the declaration date for such dividend;

                 (iv) take all such actions and do all such things as are necessary or desirable to enable and permit US Co Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of US Co Sub, including without limitation all such actions and all such things as are necessary or desirable to enable and permit US Co Sub to cause to be delivered shares of US Co Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

                 (v) take all such actions and do all such things as are necessary or desirable to enable and permit US Co Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit US Co Sub to cause to be delivered shares of US Co Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or
                          Article 7 of the Exchangeable Share Provisions, as the case may be; and

                 (vi) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of US Co Sub nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of US Co Sub.

         (b) Segregation of Funds. US Co will cause US Co Sub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable US Co Sub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

         (c) Reservation of Shares of US Co Common Stock. US Co hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of US Co Common Stock (or other shares or securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit US Co Sub to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which US Co may now or hereafter be required to issue shares of US Co Common Stock.

         (d) Notification of Certain Events. In order to assist US Co to comply with its obligations hereunder, US Co Sub will give US Co notice of each of the following events at the time set forth below:

                 (i) in the event of any determination by the Board of Directors of US Co Sub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to US Co Sub or to effect any other distribution of the assets of US Co Sub among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

                 (ii) immediately, upon the earlier of (A) receipt by US Co Sub of notice of, and (B) US Co Sub otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of US Co Sub or to effect any other distribution of the assets of US Co Sub among its shareholders for the purpose of winding-up its affairs;

                 (iii) immediately, upon receipt by US Co Sub of a Retraction Request (as defined in the Exchangeable Share Provisions);

                 (iv) at least 130 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors of US Co Sub in accordance with the Exchangeable Share Provisions; and

                 (v) as soon as practicable upon the issuance by US Co Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares.

         (e) Delivery of Shares of US Co Common Stock. In furtherance of its obligations hereunder, upon notice of any event which requires US Co Sub to cause to be delivered shares of US Co Common Stock to any holder of Exchangeable Shares, US Co shall forthwith issue and deliver the requisite shares of US Co Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as US Co Sub shall direct. All such shares of US Co Common Stock shall be duly issued as fully paid and non- assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

         (f) Qualification of Shares of US Co Common Stock. US Co covenants that if any shares of US Co Common Stock (or other shares or securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right or the Automatic Exchange Rights (both as defined in the Voting and Exchange Trust Agreement) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) may be issued and delivered by US Co to the initial holder thereof (other than US Co Sub) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of US Co for purposes of Canadian federal or provincial securities law or an "affiliate" of US Co or, prior to the Effective Date, of Chauvco for purposes of United States federal or state securities law), US Co will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of US Co Common Stock (or other shares or securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) to be and remain duly registered, qualified or approved. US Co represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of US Co Common Stock (or other shares or securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right and the Automatic Exchange Right to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of US Co for the purposes of Canadian federal and provincial securities law or an "affiliate" of US Co or, prior to the Effective Date, of Chauvco for the purposes of United States federal or state securities law).
                 US Co will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of US Co Common Stock (or other shares or other securities into which US Co Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) to be delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. US Co will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on The Toronto Stock Exchange.

         (g)     Equivalence.

                 (i) US Co will not without the prior approval of US Co Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section
                          9.2 of the Exchangeable Share Provisions:

                          (A) issue or distribute shares of US Co Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of US Co Common Stock) to the holders of all or substantially all of the then outstanding US Co Common Stock by way of stock dividend or other distribution; or

                          (B) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of US Co Common Stock entitling them to subscribe for or to purchase shares of US Co Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of US Co Common Stock); or

                          (C) issue or distribute to the holders of all or substantially all of the then outstanding shares of US Co Common Stock (I) shares or securities of US Co of any class other than US Co Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of US Co Common Stock), (II) rights, options or warrants other than those referred to in subsection 2(g)(i)(B) above, (III) evidences of indebtedness of US Co or (IV) assets of US Co;

                          unless

                          (D) US Co Sub is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares; and

                          (E) US Co Sub shall issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

                 (ii) US Co will not without the prior approval of US Co Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section
                          9.2 of the Exchangeable Share Provisions:

                          (A)     subdivide, divide or change the then
                                  outstanding shares of US Co Common Stock into a greater number of shares of US Co Common Stock; or

                          (B) reduce, combine or consolidate or change the then outstanding shares of US Co Common Stock into a lesser number of shares of US Co Common Stock; or

                          (C) reclassify or otherwise change the shares of US Co Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of US Co Common Stock;

                          unless (I) US Co Sub is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares and (II) the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

                 (iii) US Co will ensure that the record date for any event referred to in section 2(g)(i) or 2(g)(ii) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 calendar days after the date on which such event is declared or announced by US Co (with simultaneous notice thereof to be given by US Co to US Co Sub).

         (h) Tender Offers, etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to US Co Common Stock (an "Offer") is proposed by US Co or is proposed to US Co or its shareholders and is recommended by the Board of Directors of US Co, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of US Co, US Co shall take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of US Co Common Stock, without discrimination, including, without limiting the generality of the foregoing, US Co will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by US Co or where US Co is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against US Co Sub (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

         (i) Ownership of Outstanding Shares. Without the prior approval of US Co Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions, US Co covenants and agrees in favour of US Co Sub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than US Co or any of its Subsidiaries, US Co will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of US Co Sub and all outstanding securities of US Co Sub carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

         (j) US Co Not to Vote Exchangeable Shares. US Co covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by US Co and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. US Co further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of any corporate statute by which US Co Sub may be governed with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

         (k) Due Performance. On and after the Effective Date, US Co shall duly and timely perform all of its obligations provided for in connection with the Plan of Arrangement including any obligations that may arise upon the exercise of US Co's rights under the Exchangeable Share Provisions.

         (l) Appointment to US Co Board. US Co shall cause James R. Baroffio to be appointed as a director of US Co on or prior to the date hereof as a Class II Director to serve until US Co's 1999 annual stockholders' meeting; Guy J. Turcotte to be nominated as a director of US Co for election at US Co's 1998 annual stockholders' meeting and Mr. Baroffio to be nominated for re-election at US Co's 1999 annual stockholders' meeting. US Co shall put forth Messrs. Turcotte and Baroffio for election to its board of directors as aforesaid and will cause to be solicited proxies for its stockholder's meetings in favour of the election of such individual.

         (m) Notwithstanding the general restriction in section 4.1(d) of the share provisions of the Exchangeable Shares, US Co Sub shall be entitled, for a period of 60 days following the initial issuance of Exchangeable Shares, to issue Exchangeable Shares, provided that concurrent with any such issuance it acquires directly or indirectly an equivalent number of Exchangeable Shares.

3.       GENERAL


         (a) Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire securities Exchangeable Shares) are held by any party other than US Co and any of its Subsidiaries.

         (b) Changes in Capital of US Co and US Co Sub. Notwithstanding the provisions of section 3(d) hereof, at all times after the occurrence of any event effected pursuant to section 2(g) or 2(h) hereof, as a result of which either US Co Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which US Co Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

         (c) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

         (d) Amendments, Modifications, etc. This Agreement may not be amended or modified except by an agreement in writing executed by US Co Sub and US Co and approved by the holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions.

         (e)     Ministerial Amendments.  Notwithstanding the provisions of section 3(d), the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

                 (i) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

                 (ii) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of US Co Sub and US Co, it may be expedient to make, provided that each such boards of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

                 (iii) making such changes or corrections which, on the advice of counsel to US Co Sub and US Co, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of US Co Sub and US Co shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

         (f) Meeting to Consider Amendments. US Co Sub, at the request of US Co, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of US Co Sub, the Exchangeable Share Provisions and all applicable laws.

         (g) Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

         (h) Inurement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

         (i) Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

                 (i)      if to US Co at:

                                  Pioneer Natural Resources Company
                                  1400 Williams Square West
                                  5205 N.  O'Connor Blvd.
                                  Irving, Texas 75039-3746
                                  Attention:       President
                                  Telecopy:        (972) 402-7057

                 (ii)     if to US Co Sub at:

                                  Pioneer Natural Resources (Canada) Ltd.
                                  2900, 255 - 5th Avenue S.W.
                                  Calgary, Alberta
                                  T2P 3G6
                                  Attention:       President
                                  Telecopy:        (403) 231-3247

                 Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

         (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         (k) Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

         (l) Attornment. US Co agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints US Co Sub at its registered office in the Province of Alberta as US Co's attorney for service of process.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                             PIONEER NATURAL
                                             RESOURCES COMPANY


                                             Per:
                                                 ---------------------------

                                             Per:
                                                 ---------------------------


                                             PIONEER NATURAL RESOURCES
                                             (CANADA) LTD.


                                             Per:
                                                 ---------------------------

                                             Per:
                                                 ---------------------------